As filed with the Securities and Exchange Commission on January 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MONAKER GROUP, INC.

(Name of registrant in its charter)

Nevada	26-3509845
(State or jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2893 Executive Park Drive, Suite 201

Weston, Florida 33331

(954) 888-9779

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

William Kerby

Chief Executive Officer

Monaker Group, Inc.

2893 Executive Park Drive, Suite 201

Weston, Florida 33331

(954) 888-9779

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies To:

David M. Loev, Esq.

John S. Gillies, Esq.

The Loev Law Firm, PC

6300 West Loop South, Suite 280

Bellaire, Florida 77401

Telephone: (713) 524-4110

Facsimile: (713) 524-4122

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post–effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post–effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post–effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.00001 per share	200,000(3)	$2.31	$462,000	$50.40
TOTAL	200,000(3)	$2.31	$462,000	$50.40

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock split, stock dividends, recapitalization, or other similar transactions.
(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price per Share and Proposed Maximum Aggregate Offering Price are based on the average of the $2.39 (high) and $2.22 (low) sale price of the Registrant’s common stock as reported on The NASDAQ Capital Market on January 28, 2021, which date is within five business days prior to filing this Registration Statement.
(3)	Represents outstanding shares of common stock of Monaker Group, Inc., that were issued pursuant to the terms of a November 2, 2020 Stock Purchase Agreement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

Information contained herein is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 29, 2021

PROSPECTUS

Monaker Group, Inc.

200,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholder named herein of 200,000 shares of common stock, par value $0.00001 per share, which we refer to as common stock, of Monaker Group, Inc., which we refer to as us, we, the Company, the Registrant or Monaker, which were issued pursuant to the terms of a November 2, 2020, Stock Purchase Agreement entered into with Dr. Jason Morton, and for certain limited purposes set forth therein, Longroot, Inc., a Delaware corporation, pursuant to which the Company acquired Longroot, Inc., from Dr. Jason Morton, on November 16, 2020, in consideration for cash and the 200,000 shares of common stock, which transaction is described in greater detail under “Prospectus Summary—Stock Purchase Agreement”, beginning on page 7. The selling stockholder is described in greater detail under “Selling Stockholder”, beginning on page 16.

The shares of common stock described in this prospectus may be offered for sale from time to time by the selling stockholder named herein. The selling stockholder may offer and sell the shares in a variety of transactions as described under the heading “Plan of Distribution” beginning on page 23, including transactions on any stock exchange, market or facility on which our common stock may be traded, in privately negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We have no basis for estimating either the number of shares of our common stock that will ultimately be sold by the selling stockholder or the prices at which such shares will be sold.

We are not selling any securities covered by this prospectus and will not receive any of the proceeds from the sale of such shares by the selling stockholder. We are registering shares of common stock on behalf of the selling stockholder. We are bearing all of the expenses in connection with the registration of the shares of common stock, but all selling and other expenses incurred by the selling stockholder, including commissions and discounts, if any, attributable to the sale or disposition of the shares will be borne by such stockholder.

The selling stockholder and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Our common stock is quoted on The NASDAQ Capital Market under the symbol “MKGI”. The closing price for our common stock on January 28, 2021, was $2.28 per share.

Investing in our securities involves risks. You should carefully consider the “Risk Factors” beginning on page 14 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our securities.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2021.

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). This prospectus relates to the resale by the selling stockholder listed in this prospectus of up to 200,000 shares of our common stock. We will not receive any proceeds from the resale of any of the shares by the selling stockholder. We have agreed to pay for the expenses related to the registration of the shares being offered by the selling stockholder.

You should read this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information” and “Incorporation of Documents By Reference” before making an investment decision.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus is a part, a prospectus supplement, or a future filing with the SEC incorporated by reference in this prospectus. We do not imply or represent by delivering this prospectus that Monaker Group, Inc., or its business, financial condition or results of operations, are unchanged after the date on the front of this prospectus or that the information in this prospectus is correct at any time after such date.

Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

Our logo and some of our trademarks and tradenames are used in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of others. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the ®, ™ and SM symbols. References to our trademarks, tradenames and service marks are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensors if any, nor that respective owners to other intellectual property rights will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, reports by market research firms or other independent sources that we believe to be reliable sources. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosure contained in this prospectus, and we believe these industry publications and third-party research, surveys and studies are reliable. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under, and incorporated by reference into, the section entitled “Risk Factors” beginning on page 14 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. Some market and other data included herein, as well as the data of competitors as they relate to Monaker Group, Inc., is also based on our good faith estimates.

Unless the context otherwise requires, references in this prospectus to:

●	“We,” “us,” “our,” the “Registrant”, the “Company,” “Monaker” and “Monaker Group” refer to Monaker Group, Inc. and its subsidiaries;

●	“FYE” refers to our fiscal year end, February 28 (or 29th in the event the year in question is a leap year);

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“SEC” or the “Commission” refers to the United States Securities and Exchange Commission; and

●	“Securities Act” refers to the Securities Act of 1933, as amended.

All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our securities.

On February 12, 2018, the Company effected a 1:2.5 reverse stock-split of all of its outstanding shares of common stock, which has been retroactively reflected herein.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, especially the risks of investing in our securities as discussed under, and incorporated by reference into, the section entitled “Risk Factors” and the financial statements and notes incorporated by reference herein. The following summary is qualified in its entirety by the detailed information appearing elsewhere in this prospectus.

Overview

Monaker Group, Inc., is an innovative technology company that is building next generation solutions to power the travel, gaming, and cryptocurrency industries. We believe the most promising part of our business plan is our ability to achieve shareholder value through acquisition and organic growth that presents new opportunities in the leisure space and strengthens our existing technology platforms.

Through our subsidiaries NextTrip and Maupintour, we provide travel technology solutions with a primary emphasis on alternative lodging rental (ALR) properties. Our proprietary Booking Engine provides travel distributors access to a sizeable inventory of ALR properties allowing them to combine ALR with traditional components of travel (Air, Car, Cruise, etc.).

Our industry-leading platform assists property managers in booking, and broadening the market for, their homes. The Company serves three major constituents: (1) property managers, (2) travelers, and (3) other travel/lodging distributors. Property managers integrate their detailed property listings into the Monaker Booking Engine with the goal of reaching a broad audience of travelers seeking ALRs, through distribution channels they could not access otherwise.

All of Monaker’s ALRs, also commonly referred to as Vacation Rentals are:

i)	Controlled by Property Management Companies. This is a key point of differentiation for Monaker, as the sole focus of Property Management Companies is to rent and service their properties, unlike an individual homeowner who often rents their property on a casual or part-time basis. We believe working with property managers results in four key benefits:

►	All properties are Instantly Bookable (all Property Management Company inventory is integrated into Monaker’s Booking Engine allowing for instant confirmations);

►	Higher levels of service for renters (property managers are full-time operators);

►	Higher Quality Assurance (property managers generally have an incentive to eliminate trouble properties); and

►	Certified Rentable (most property managers are licensed and bonded requiring them to ensure properties are “legal to rent” and are further responsible for paying required taxes on behalf of homeowners.

ii)	Exclusively Individual Units. Our vacation homes and residential resort units are never shared, nor do we rent rooms in homes like other ALR companies. All ALR inventory is fully furnished, privately owned residential properties, including homes, condominiums, apartments, villas and cabins that property managers rent to the public on a nightly, weekly or monthly basis.

Monaker has uniquely positioned itself in the ALR sector - which is one of the fastest growth segments within the travel industry. ALR inventory provides a key solution to traditional travel distributors. According to a January 3, 2017 article by Kevin May, the Editor In Chief of PhocusWire, as posted on Tnooz.com (“Private accommodation travel bookings to reach $106 billion by 2018”), it is estimated that roughly 1 out of 5 lodging accommodations in 2018 was an ALR transaction and by most accounts this growth is continuing to accelerate (notwithstanding the current decreases in lodging and travel caused by COVID-19).

Monaker B2B ALR offerings are timely in addressing traditional travel distributors’ needs to protect their client base by allowing them seamless access to ALR products. With the rapid growth of companies like Airbnb, we believe that traditional travel companies are realizing that not having access to this high demand vacation rental inventory means risking the loss of their consumers to other ALR sites. By connecting to Monaker’s Booking Engine, travel distributors can sell ALR inventory alongside their existing travel products (i.e., Air/Car/Hotel/Cruise/Tour bookings). This, solves a key issue by allowing the customers of traditional travel distributors to complete their entire vacation package booking on their website versus forcing them to go to an ALR website and potentially lose the entire booking.

Monaker’s Direct to Consumer Websites

Monaker has established a direct-to-consumer presence though a number of websites. These sites include NextTrip.com, our corporate travel management platform focused on small to medium-sized business, that provides companies the ability to book travel, manage travel expenses, and process employee expense reports. A differentiating feature of our NextTrip.com solution is the ability for corporate travelers to book ALR properties as part of their travel itinerary. Our Maupintour.com marketplace provides luxury, personalized tours, and activities at destinations, as well as the ability to book ALR properties.

Monaker identifies and sources ALR properties which it consolidates through its Monaker Booking Engine, allowing for instantly bookable properties being packaged alongside other travel products; this is its distinguishing niche. The ALRs are owned and leased by third parties and are available to rent through Monaker’s websites as well as through other distributors. Monaker’s services include critical elements such as technology, an extensive film library, trusted brands and established partnerships that enhance product offerings and reach. We believe that consumers are quickly adopting video for researching and educating themselves prior to purchases, and Monaker has carefully amassed video content, key industry relationships and a prestigious travel brand as cornerstones for the development and deployment of core-technology on both proprietary and partnership platforms.

Monaker sells travel services to leisure and corporate customers around the world. Our primary focus is to incorporate ALR options into our current offerings of scheduling, pricing and availability information for booking reservations for airlines, hotels, rental cars, as well as other travel products such as sightseeing tours, shows and event tickets, and theme park passes. The Company sells these travel services both individually and as components of dynamically-assembled packaged travel vacations and trips. In addition, the Company provides content that presents travelers with information about travel destinations, maps and other travel details. In December 2020, the Company introduced its new corporate travel platform under the NextTrip brand. This platform allows our users to search large travel suppliers of alternative lodging inventories and combine ALR with their air and car booking.

In March 2018, the Company introduced Travelmagazine.com, an online travel publication with the aim of giving travelers around the world inspiration for future travel destinations and trips. The publication offers written articles, videos, and podcasts. Moving forward, we hope that Travelmagazine.com will become a central hub of information for travelers who are looking to get detailed information on destinations all around the world. We also plan to move Travelmagazine.com from having content created by a team of staff writers, to a team of worldwide writers who will contribute content for publication in the future, funding permitting. The website is expected to be supported by advertising and allow for promotion of both ALR and Maupintour vacation products.

The Company sells its ALR travel inventory through various distribution channels. The primary distribution channel is through its business-to-business (B2B) channel partners which include sales via (i) other travel companies’ websites and (ii) networks of third-party travel agents. Secondary distribution will occur through the Company’s own websites at NextTrip.com and Maupintour.com. Additionally, we will be offering high end ALR products along with specialty travel products and services via Maupintour.com, targeting high value inventory to customers with complex or high-end travel needs.

Monaker’s core holdings are planned to be streamlined by this summer into four key platforms being; the Monaker Booking Engine (MBE), NextTrip.com, Maupintour.com, and TravelMagazine.com.

The Monaker Booking Engine (MBE) is the Company’s proprietary technology and platform providing access to more than 3.4 million instantly bookable vacation rental homes, villas, chalets, apartments, condos, resort residences, and castles. This ALR product can be accessed by other travel distributors using the Company’s API.

NextTrip.com is targeted at small to midsized businesses offering them a customized travel solution for business travel to meetings, conferences, conventions or even vacation travel and gives the companies lower costs, better expense control and in the future the option for a “self-branded” website.

Maupintour complements the Nextrip.com offerings by providing high-end tour packages, activities/attractions, and specialized ALRs that cannot be booked on a real-time basis. These ALRs tend to be sourced from owners and managers who have not invested in a reservation management system and/or the owner or manager prefers to personally vet the customer before accepting a booking; typically, because the ALR is a high value property.

Travelmagazine.com is an online travel publication with the aim of giving travelers around the world inspiration for future travel destinations and trips. The publication offers written articles, videos, and podcasts. Moving forward, we plan for Travelmagazine.com to become a central hub of information for travelers who are looking to get detailed information on destinations all around the world.

Cryptocurrency Portal

As discussed in greater detail below under “Stock Purchase Agreement”, on November 16, 2020, the Company acquired 100% of Longroot, Inc., a Delaware corporation (“Longroot”), which in turn owned 57% of Longroot Limited, a Cayman Islands company (“Longroot Cayman”). Longroot Cayman owned 49% of the outstanding shares (100% of the ordinary shares) of Longroot Holding (Thailand) Company Limited (“Longroot Thailand”), provided that Longroot Cayman controls 90% of Longroot Thailand’s voting shares and therefore effectively controls Longroot Thailand. Longroot has since increased its ownership in Longroot Cayman and currently Longroot owns an approximate 36.75% indirect interest in Longroot Thailand, due to its ownership of 75% of Longroot Cayman, which in turn owns 49% of Longroot Thailand (75% x 49% = 36.75%)), provided that Longroot Cayman controls 90% of Longroot Thailand’s voting shares and therefore effectively controls Longroot Thailand. A total of 22.9% of Longroot Cayman is owned by Axion Interactive Ltd., of which Axion Ventures, Inc. (“Axion”), holds a 60% interest. Monaker currently owns approximately 33.85% of Axion’s shares.

Longroot Thailand, provides blockchain technology solutions for the fast-growing cryptocurrency marketplace. Longroot Thailand is an Initial Coin Offering (ICO) portal operator authorized and regulated under the Thai Digital Asset Business Law and licensed by the Thai Securities and Exchange Commission. Longroot Thailand provides fully regulated and licensed digital assets financing, and investment services for digital assets. This innovative business model opens the door for new digital currency financing mechanisms, and new digital investment products. Monaker, with its indirect control over Longroot Thailand, is planning to use Longroot Thailand’s technology and digital asset capabilities to create regulated cryptocurrencies designed to allow consumers to invest in unique revenue streams in wholesale travel, real estate homes and hotels, gaming assets and digital advertising – as well as potential token and loyalty program opportunities complementary to Monaker’s planned gaming and current travel businesses.

HotPlay and Axion Share Exchanges

As disclosed in greater detail in the Current Report on Form 8-K filed by the Company SEC on July 23, 2020, on July 23, 2020, the Company entered into a Share Exchange Agreement (as amended by the first amendment thereto dated October 28, 2020, as disclosed in the Current Report on Form 8-K filed with the SEC on October 29, 2020, the second amendment thereto dated November 12, 2020, as disclosed in the Current Report on Form 8-K filed with the SEC on November 18, 2020, and the third amendment thereto dated January 6, 2021, as disclosed in the Current Report on Form 8-K filed with the SEC on January 11, 2021, the “HotPlay Exchange Agreement” and the transactions contemplated therein, the “HotPlay Share Exchange”) with HotPlay Enterprise Limited (“HotPlay”) and the stockholders of HotPlay (the “HotPlay Stockholders”). The transactions contemplated by the HotPlay Exchange Agreement are subject to certain closing conditions, including, but not limited to, the approval of such transactions, and the issuance of the shares of common stock in connection therewith, by the shareholders of the Company.

Additionally, as disclosed in the Current Report on Form 8-K filed with the SEC on November 18, 2020, on November 12, 2020, the Company entered into an Amended and Restated Share Exchange Agreement (as amended by the first amendment thereto dated January 6, 2021, as disclosed in the Current Report on Form 8-K filed with the SEC on January 11, 2021, the “Axion Exchange Agreement”) with certain stockholders holding shares of Axion Ventures, Inc. (“Axion” and the “Axion Stockholders”) and certain debt holders holding debt of Axion (the “Axion Creditors”)(the “Axion Share Exchange”, and collectively with the HotPlay Exchange Agreement, the “Exchange Agreements” and the transactions contemplated therein, the “Share Exchanges”). The transactions contemplated by the Axion Exchange Agreement closed on November 16, 2020.

Pursuant to the HotPlay Exchange Agreement, the HotPlay Stockholders agreed to exchange 100% of the outstanding capital shares of HotPlay (making HotPlay a wholly-owned subsidiary of the Company following the closing of the transactions contemplated therein) for 52 million shares of the Company’s common stock (the “HotPlay Shares”).

Pursuant to the Axion Exchange Agreement, (a) the Axion Stockholders (including Cern One Limited (“Cern One”)), exchanged ordinary shares of Axion equal to 33.85% of the outstanding common shares of Axion, in consideration for 10,000,000 shares of newly designated shares of Series B Convertible Preferred Stock of the Company (the “Series B Preferred Stock”), which are automatically convertible into common shares of the Company upon the occurrence of certain events, including the approval of such issuances by the stockholders of the Company, into an aggregate of 7,417,700 shares of Monaker common stock; and (b) the Axion Creditors exchanged debt of Axion in the aggregate amount of $7,657,024 (the “Axion Debt”), for (i) 3,828,500 shares of newly designated shares of Series C Convertible Preferred Stock of the Company (the “Series C Preferred Stock”), which are automatically convertible into common shares of the Company upon the occurrence of certain events, including the approval of such issuances by the stockholders of the Company, on a one-for-one basis; and (ii) a warrant, granted to Cern One, to purchase 1,914,250 shares of the Company’s common stock (the “Creditor Warrants”), which is only exercisable upon the occurrence of certain events, including the approval of such issuance by the stockholders of the Company.

The Creditor Warrants, have cashless exercise rights, an exercise price of $2.00 per share and have a term of two years, beginning on the Vesting Date (defined below). The Creditor Warrants vest on the later of (a) the date that of the Axion Preferred Conversion, and the earlier of (i) the date the Axion Debt is fully repaid by Axion or (ii) the date that Monaker obtains 51% or more of the voting control of, and economic rights to, Axion, provided that such vesting date must occur before November 16, 2021, or the Creditor Warrants will terminate (as applicable, the “Vesting Date”). All of the Creditor Warrants were granted to Cern One.

The HotPlay Exchange Agreement can be terminated by the parties thereto under various circumstances, including if the transactions contemplated thereby have not both been completed by February 28, 2021.

Following the closing of the HotPlay Share Exchange, the current HotPlay securityholders are expected to own approximately 64.0% of the outstanding common stock of Monaker, and the Axion Stockholders and Axion Creditors are expected to own, upon the automatic conversion of the outstanding Series B Preferred Stock shares and Series C Preferred Stock shares into common stock of the Company upon the closing of the HotPlay Share Exchange, approximately 13.8% of the aggregate outstanding common stock of Monaker, without taking into account the shares of common stock issuable upon exercise of the Creditor Warrants, with the Monaker stockholders prior to the effective date of the closing holding approximately 22.2% of the aggregate outstanding common stock of the combined company, in each case based on the current outstanding shares of common stock of Monaker.

We previously operated solely in the travel industry. With the recent acquisition of Longroot, as previously discussed, we are now venturing into the cryptocurrency industry. Upon the completion of the HotPlay Exchange Agreement, the Company plans to transition its operations to those of a travel, cryptocurrency, and an in-game advertising company. During the period until the closing of the HotPlay Exchange Agreement, and in the event the HotPlay Exchange Agreement is not consummated, the Company intends to continue to actively operate in the travel and cryptocurrency industries.

Stock Purchase Agreement

As discussed above, on November 16, 2020, Monaker acquired 100% of Longroot, which in turn owned 57% of Longroot Cayman. Longroot Cayman owns 49% of the outstanding shares (100% of the ordinary shares) of Longroot Thailand, provided that Longroot Cayman controls 90% of Longroot Thailand’s voting shares and therefore effectively controls Longroot Thailand.

The acquisition was made pursuant to the November 2, 2020 Stock Purchase Agreement (the “SPA”) entered into between the Company and Dr. Jason Morton (“Morton”), and for certain limited purposes set forth therein, Longroot. Pursuant to the SPA, the Company purchased, 100% of Longroot, in consideration for (a) $1,700,000 in cash; and (b) 200,000 shares of restricted common stock. A total of $100,000 was paid as a non-refundable deposit towards the purchase of Longroot on October 15, 2020, and a total of $700,000 was paid at the closing on November 16, 2020, along with the issuance of the 200,000 shares. Additionally, prior to the closing, the Company advanced a separate $400,000 to Longroot which was used for working capital prior to closing which brought the purchase price to a total of $2.1 million of cash (without taking into account the value of the shares). The remaining $900,000 owed to Morton pursuant to the terms of the SPA (the “Remaining Cash Payments”) is payable in three installments of $300,000 each, due on or prior to (i) December 16, 2020 (30 days after the closing), which amount has been paid in full; (ii) March 16, 2021 (120 days after the closing); and (iii) April 15, 2021 (150 days after the closing), of which $150,000 has previously been paid as discussed below. Pursuant to the SPA, Morton has the option to elect to receive any or all of the Remaining Cash Payments in shares of common stock of the Company, with such number of shares issuable based on a Company stock price of $3.00 per share.

The Company provided Morton demand registration rights in connection with shares of restricted common stock of the Company held by Morton, provided that Morton is not authorized to request more than one demand registration in any 12-month period. In the event such demand registration right is exercised, the Company has 60 days to file a registration statement to register the shares demanded to be registered and is required to use commercially reasonable best efforts thereafter to gain effectiveness of such registration statement, with all fees being paid for by the Company. The demand registration right has no expiration date.

Effective on December 11, 2020, the Company entered into a letter agreement with Morton, which revised the terms of the SPA. Pursuant to the letter agreement, we agreed to accelerate the payment of an aggregate of $150,000 of the $300,000 which was payable pursuant to the terms of the SPA on or prior to April 15, 2021 (which amount was promptly paid), in consideration for Morton agreeing to withdraw a prior demand he had made for the Company to file a registration statement to register the 200,000 shares of common stock previously issue to Morton pursuant to the terms of the SPA. We also agreed to file a registration statement to register the 200,000 shares no later than January 31, 2021. This prospectus forms a part of the registration statement we are required to file pursuant to the letter agreement.

On January 5, 2021, the Company, through Longroot, subscribed to purchase an additional 100 shares of Longroot Cayman, in consideration for $1 million. The subscription was made pursuant to certain pre-emptive rights set forth in a shareholders’ agreement entered into between the shareholders of Longroot Cayman, and brought Longroot’s ownership of Longroot Cayman up to 75%.

A total of 22.9% of Longroot Cayman is owned by Axion Interactive Ltd., of which Axion holds a 60% interest. Monaker currently owns approximately 33.85% of Axion’s shares.

Currently Longroot owns an approximate 36.75% indirect interest in Longroot Thailand, due to its ownership of 75% of Longroot Cayman, which in turn owns 49% of Longroot Thailand (75% x 49% = 36.75%)), provided that Longroot Cayman controls 90% of Longroot Thailand’s voting shares and therefore effectively controls Longroot Thailand.

Longroot Thailand is an Initial Coin Offering (ICO) portal operator authorized and regulated under Thai Digital Asset Business Law and licensed by the Thai Securities and Exchange Commission. Longroot Thailand provides fully regulated and licensed digital assets financing, and investment services for digital assets. The Company believes that this innovative new business model opens the door to new financing mechanisms, and new investment products. Monaker, as a majority stakeholder in Longroot Thailand, is planning to use the technology and digital asset capabilities to create cryptocurrencies regulated under Thai law, designed to allow consumers to invest in unique revenue streams in wholesale travel, real estate homes and hotels, gaming assets and digital advertising – as well as potential token and loyalty program opportunities complementary to Monaker’s gaming and travel businesses.

Novel Coronavirus (COVID-19)

In December 2019, a novel strain of coronavirus, which causes the infectious disease known as COVID-19, was reported in Wuhan, China. The World Health Organization declared COVID-19 a “Public Health Emergency of International Concern” on January 30, 2020 and a global pandemic on March 11, 2020. In March and April, many U.S. states and local jurisdictions began issuing ‘stay-at-home’ orders. For example, the state of Florida, where the Company’s principal business operations are, issued a ‘stay-at-home’ order effective on April 1, 2020, which remained in place, subject to certain exceptions, through June 2020, when the order was gradually lifted. Since that time the U.S., and Florida in particular, have seen rapid increases in the spread of COVID-19. It is currently unclear whether the state of Florida, or the other states, countries or other jurisdictions in which we provide travel services, will issue new or expanded ‘stay-at-home’ orders, or how those orders, or others, may affect our operations and/or results of operations, notwithstanding the recent start of the roll-out of COVID-19 vaccines. It is also too early to determine how effective or widespread the available vaccines will be to curb the spread or effects of COVID-19.

The COVID-19 pandemic, and governmental responses thereto, including travel restrictions, ‘stay-at-home’ orders and required social distancing orders, have severely restricted the level of economic activity around the world, and is having an unprecedented effect on the global travel industry. Additionally, the ability to travel has been curtailed through border closures, mandated travel restrictions and limited operations of hotels, airlines, and may be further limited through additional voluntary or mandated closures of travel-related businesses.

The measures implemented to contain the COVID-19 pandemic have had, and are expected to continue to have, a significant negative effect on our business, financial condition, results of operations, cash flows and liquidity position. In particular, such measures have led to unprecedented levels of cancellations and limited new travel bookings. Moreover, any additional measures or changes in laws or regulations, whether in the United States or other countries, that further impair the ability or desire of individuals to travel, including laws or regulations banning travel, requiring the closure of hotels or other travel-related businesses (such as restaurants) or otherwise restricting travel due to the risk of the spreading of COVID-19, may exacerbate the negative impact of the COVID-19 pandemic on our business, financial condition, results of operations, cash flows and liquidity position.

The duration and severity of the COVID-19 pandemic are uncertain and difficult to predict at this time. The pandemic could continue to impede global economic activity for an extended period of time, even as restrictions are beginning to be lifted in many jurisdictions and vaccines are beginning to be made available, leading to decreased per capita income and disposable income, increased and sustained unemployment or a decline in consumer confidence, all of which could significantly reduce discretionary spending by individuals and businesses on travel and may create a recession in the United States or globally. In turn, that could have a negative impact on demand for our services. We also cannot predict the long-term effects of the COVID-19 pandemic on our partners and their business and operations or the ways that the pandemic may fundamentally alter the travel industry. The aforementioned circumstances could result in a material adverse impact on our business, financial condition, results of operations and cash flows, potentially for a prolonged period.

The Company’s liquidity could also be adversely impacted by delays in payments of outstanding accounts receivable amounts beyond normal payment terms and insolvencies. All of that could be exacerbated by the Company’s financial position, and working capital deficit of $534,137 as of November 30, 2020.

It is difficult to estimate COVID-19’s impact on future revenues, results of operations, cash flows, liquidity or financial condition, but such impacts have been and will continue to be significant and could continue to have a material adverse effect on our business, financial condition, results of operations, cash flows and liquidity position for the foreseeable future. In the near term, we do expect that the COVID-19 pandemic will continue to negatively affect our operating results and year-over-year results.

Separately, our capital requirements may increase in the near term and long-term due to the impact of the COVID-19 pandemic, the resulting reduced demand for travel services, the increases in cancellations and re-bookings, and the extent to which such pandemic may further impact the ability of our customers to fulfill their payment obligations.

As a result of the above, in the event the HotPlay Share Exchange described above does not close timely, if at all, and/or if the HotPlay Share Exchange is terminated, or HotPlay ceases making advances to us as required under the terms of the HotPlay Share Exchange, we may be forced to scale back our operations, adjust our plan of operations, borrow or raise additional funding, which may not be available on favorable terms if at all. In the event we require and are unable to raise additional funding in the future, we may be forced to seek bankruptcy protection.

Risks That We Face

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in, and incorporated by reference in, the “Risk Factors” section of this prospectus. These risks include, but are not limited to, the following:

●          The number of shares of the Company’s common stock issuable at the closing of the HotPlay Share Exchange and in connection with the conversion of the Series B Preferred Stock and Series C Preferred Stock (the “Axion Preferred Conversion”) will result in significant dilution to existing stockholders;

●          The majority owners of HotPlay will obtain majority voting control over the Company following the closing of the HotPlay Share Exchange;

●          Monaker’s officers and directors have interests in the HotPlay Share Exchange different from the other stockholders of the Company;

●          Combining HotPlay and the Company may be more difficult, costly or time-consuming than expected and the Company may fail to realize the anticipated benefits of the HotPlay share exchange, including expected financial and operating performance of the combined company (i.e., Monaker after completion of the HotPlay Share Exchange);

●          The Company may be unable to close the HotPlay Share Exchange on the schedule proposed, or if at all, and under certain circumstances the HotPlay Share Exchange may be terminated, which termination may have a material adverse effect on Monaker;

●          The Company and its operations and prospects are subject to restrictions while the HotPlay Share Exchange is pending;

●          Uncertainty and illiquidity in credit and capital markets can impair our ability to obtain credit and financing on acceptable terms and can adversely affect the financial strength of our business partners;

●          The closing of the HotPlay Share Exchange is contingent on the Company obtaining certain approvals, which may not be obtained on a timely basis or on favorable terms, if at all, including the requirement that the Company meeting NASDAQ’s initial listing requirements, which the combined company may be unable to meet;

●          Various third parties owe the Company a significant amount of money which may not be timely paid, if at all;

●          The Company owes significant amounts to Streeterville Capital, LLC, which is secured by a security interest over substantially all of its assets;

●          The Company will need to raise additional funding to support its operations, both before and after the closing, which funding may not be available on favorable terms, if at all;

●          The Company’s operations have been negatively affected by, and have experienced material declines as a result of, COVID-19 and the governmental responses thereto;

●          Currently pending and future litigation affecting the Company and HotPlay may have a material adverse effect on the Company and/or the combined company, and/or prevent the closing of the HotPlay Share Exchange;

●          The Company’s operations are subject to uncertainties and risks outside of its control, including third party delays in submissions of alternative lodging rental listings and failures to maintain such rental listings, integrations of such listings and the renewal of such listings;

●          The Company is subject to extensive government regulations and rules, the failure to comply which may have a material adverse effect on the Company;

●          The success of the Company is subject to the development of new products and services over time;

●          Longroot Thailand’s operations are subject to risks associated with cryptocurrency exchanges being a new industry, regulatory changes and/or restrictions, potential illegal uses of cryptocurrencies, the acceptance and widespread use of cryptocurrencies, cyber security risks, and competing blockchain technologies;

●          The Company is subject to competition with competitors who have significantly more resources, more brand recognition and a longer operating history than the Company;

●          The Company is subject to risks associated with failures to maintain intellectual property and claims by third parties relating to allegation that the Company violated such third parties’ intellectual property rights;

●          The Company relies on third party service providers and the failure of such third parties to provide the services contracted for, on the terms contracted, or otherwise, could have a material adverse effect on the Company;

●          The Company relies on the Internet and Internet infrastructure for its operations and in order to generate revenues;

●          The Company’s ability to raise funding, and dilution caused by such fundings, anti-dilution rights included in outstanding warrants; and

●          The trading price of the Company’s common stock is subject to numerous risks, including volatility and illiquidity;

●          The price of our common stock may fluctuate significantly, and you could lose all or part of your investment;

●          The officers and directors of the Company have the ability to exercise significant influence over the Company;

●          Our business depends substantially on property owners and managers renewing their listings;

●          The market in which we participate is highly competitive, and we may be unable to compete successfully with our current or future competitors;

●          If we are unable to adapt to changes in technology, our business could be harmed;

●          We may be subject to liability for the activities of our property owners and managers, which could harm our reputation and increase our operating costs; and

●          We have incurred significant losses to date and require additional capital which may not be available on commercially acceptable terms, if at all.

Corporate Information

Our principal executive offices are located at 2893 Executive Park Drive, Suite 201, Weston, Florida 33331 and our telephone number is (954) 888-9779.

Additional information about us is available on our website at www.Monakergroup.com. We do not incorporate the information on or accessible through our websites into this prospectus, and you should not consider any information on, or that can be accessed through, our websites as part of this prospectus.

The Offering

Common Stock Offered by the Selling stockholder	200,000 shares

Common Stock Outstanding Before and After this Offering	18,705,839 shares

Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering by the selling stockholder. See “Use of Proceeds” beginning on page 16.

Risk Factors	An investment in our common stock involves a high degree of risk. Before making an investment decision, investors should carefully consider the risk factors discussed under, and incorporated by reference in, “Risk Factors” beginning on page 14.

NASDAQ Capital Market Symbol	MKGI

In this prospectus, unless otherwise indicated, the number of shares of our common stock and other capital stock, and the other information based thereon, is as of January 28, 2021, and excludes:

●	3,170,921 shares of common stock issuable upon the exercise of outstanding warrants to purchase shares of common stock at a weighted-average exercise price of $2.48 per share; and

●	1,346,279 shares of our common stock that are reserved for equity awards that may be granted under our equity incentive plans.

Additionally, unless otherwise stated, all information in this prospectus:

●	assumes no exercise of outstanding options and warrants to purchase common stock, and no issuance of shares available for future issuance under our equity compensation plans; and

●	reflects all currency in United States dollars.

Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “will,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under, and incorporated by reference in, “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, those documents incorporated by reference herein, and those documents which we have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this prospectus, and incorporated by reference herein, represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

You should also consider carefully the statements under, and incorporated by reference in, “Risk Factors” and other sections of this prospectus, and the documents we incorporate by reference and any prospectus supplement, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

Risk Factors

Before making an investment decision, you should consider the “Risk Factors” included in or incorporated by reference into this prospectus, including in the section entitled “Risk Factors” contained under Item 1A of Part I of our most recent Annual Report on Form 10-K for the year ended February 29, 2020, and under “Risk Factors” under Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended November 30, 2020, and subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as the same may be amended, supplemented or superseded from time to time by our subsequent filings and reports under the Securities Act or the Exchange Act, each of which are incorporated by reference in this prospectus. For more information, see “Incorporation of Certain Documents by Reference.” The market or trading price of our securities could decline due to any of these risks. In addition, please read “Forward-Looking Statements” in this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus.

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and the aforementioned risk factors that are incorporated herein by reference and other information in this prospectus before deciding to become a holder of our common stock. The risks and uncertainties described in these incorporated documents and described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us may also impair our business operations. If any of these risks actually occur, our business and financial results could be negatively affected to a significant extent. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Principal Stockholders

The following table sets forth, as of January 28, 2021, the number and percentage of outstanding shares of our common stock beneficially owned by: (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (b) each of our directors; (c) each of our officers; and (d) all current directors and executive officers, as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant or upon conversion of a convertible security) within 60 days of January 28, 2021. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

The Company’s Series B Preferred Stock and Series C Preferred Stock is non-voting and as such, the ownership of such preferred stock has not been included in the table below.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, (a) the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws; and (b) no person owns more than 5% of our common stock. Unless otherwise indicated, the address for each of the officers or directors listed in the table below is 2893 Executive Park Drive, Suite 201, Weston, Florida 33331.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)		Percent of Common Stock Outstanding (2)
Executive Officers and Directors
William Kerby	766,172	(3)	4.0%
Sirapop “Kent” Taepakdee	17,500		*
Tim Sikora	28,000		*
Donald P. Monaco	1,956,534	(4)	10.5%
Simon Orange	456,649	(5)	2.4%
Pasquale “Pat” LaVecchia	145,982		*
Doug Checkeris	130,000		*
Rupert Duchesne	25,833		*
Robert “Jamie” Mendola, Jr.	495,189		2.5%
Alexandra C. Zubko	22,055		*

All Executive Officers and Directors as a Group (10 persons)	4,043,914		21.6%

5% Stockholders

IDS, Inc. (6)	1,968,000		10.5%

* Less than 1%.

(1)	Includes options, warrants and convertible securities exercisable or convertible for common stock within 60 days of January 28, 2021.

(2)	Based on 18,705,839 shares of common stock outstanding as of January 28, 2021.

(3)	William Kerby holds 670,872 shares of common stock and warrants to purchase 15,300 shares of common stock of the Company individually. Mr. Kerby is deemed to own 80,000 shares held by In-Room Retail Systems, LLC, which entity he owns.

(4)	Donald P. Monaco beneficially owns (i) 934,224 shares of common stock owned by the Donald P. Monaco Insurance Trust (the “Trust”), and (ii) 822,302 shares are beneficially owned by Monaco Investment Partners II, LP (“MI Partners”). Mr. Monaco also individually owns 200,008 shares of common stock of the Company. Mr. Monaco is the managing general partner of MI Partners and trustee of the Trust. Mr. Monaco disclaims beneficial ownership of all shares held by the Trust and MI Partners in excess of his pecuniary interest, if any.

(5)	Simon Orange holds 209,542 shares of common stock individually. Mr. Orange is deemed to own 186,557 shares of common stock and warrants to purchase 60,550 shares of common stock of the Company held by Charcoal Investment LTD, which entity he owns.

(6)	Address: 21781 Ventura Blvd Ste. 231, Woodland Hills, California 91634. The shares held in the name of IDS, Inc. are beneficially owned by Ari Daniels, the Chief Executive Officer of IDS, Inc. (“IDS”). Based on information reported on Schedule 13G filed by IDS, Inc. with the SEC on October 3, 2019, which has not been independently verified. On April 27, 2020, the Company filed a verified complaint for injunctive relief against IDS and certain other defendants affiliated with IDS in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida. Pursuant to the complaint, the Company alleges causes of action against the defendants, including IDS, based on among other things, fraud, conspiracy to commit fraud, aiding and abetting fraud, rescission, and breach of contract, and seeks a temporary and permanent injunction against the defendants, requiring such persons to return the 1,968,000 shares of common stock disclosed above to the Company and preventing such persons from selling or transferring any shares, seeks damages from the defendants, rescission of an Intellectual Property Purchase Agreement (“IP Purchase Agreement”) pursuant to which the shares were issued, attorneys fees and other amounts. The complaint was filed as a result of IDS’s failure to deliver certain intellectual property assets which were acquired by the Company from IDS in August 2019, certain other actions of IDS and the other defendants which the Company alleges constitutes fraud and to seek to unwind the IP Purchase Agreement and provide damages to the Company due to IDS’s and the other defendants’ breaches thereunder. The action is still pending as of the date of this proxy statement.

Changes in Control

The Company is not currently aware of any arrangements which may at a subsequent date result in a change of control of the Company, except in connection with the Share Exchange Agreements, described in greater detail above under “Prospectus Summary— HotPlay and Axion Share Exchanges”.

In connection with the Share Exchanges, as current structured, upon the closing of the HotPlay Share Exchange, the former HotPlay Stockholders will be issued 52,000,000 shares of the Company’s common stock in exchange for 100% of the outstanding shares of HotPlay, and the outstanding shares of Series B Convertible Preferred Stock and Series C Convertible Preferred Stock will automatically convert into an aggregate of 11,246,200 shares of our common stock, which will result in such former HotPlay Stockholders obtaining voting control over the Company.

As part of the closing of the HotPlay Share Exchange, and effective upon the closing of such HotPlay Share Exchange, the board of directors will consist of a combination of current members and new members of the board of directors, subject to the terms of the HotPlay Exchange Agreement as may be amended from time to time.

The closing of the HotPlay Share Exchange is subject to customary closing conditions and the approval of such transaction, and the issuance of shares of common stock in connection therewith, by the stockholders of the Company, which approval is planned to be sought by the Company pursuant to a separate proxy statement and at special meeting of stockholders of the Company.

Use of Proceeds

The proceeds from the sale of the shares offered pursuant to this prospectus are solely for the accounts of the selling stockholder. Accordingly, we will not receive any of the proceeds from the sale of shares offered by this prospectus. See “Selling Stockholder” and “Plan of Distribution”, beginning on pages 16 and 23, respectively.

The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees, and fees and expenses of our counsel and our accountants.

Selling Stockholder

The following table provides information regarding the selling stockholder and the number of shares the selling stockholder is offering under this prospectus. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Beneficial ownership is determined under Section 13(d) of the Exchange Act, and generally includes voting or investment power with respect to securities, including any securities that grant the selling stockholder the right to acquire common stock within 60 days of January 28, 2021. We believe that the selling stockholder has sole voting and investment power with respect to all shares beneficially owned. Except as set forth in the footnotes below, the selling stockholder is not affiliated with a broker-dealer registered under the Exchange Act.

 The shares may be sold by the selling stockholder, by those persons or entities to whom the selling stockholder transfers, donates, devises, pledges or distributes shares or by other successors in interest. The information regarding shares beneficially owned after this offering assumes the sale of all shares offered by the selling stockholder in this prospectus. The selling stockholder may sell less than all of the shares listed in the table. In addition, the shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of shares the selling stockholder will sell under this prospectus.

The selling stockholder has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Information regarding the selling stockholder may change from time to time. Any such changed information will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part, if required.

	Number of Shares of Common Stock Beneficially Owned Prior to this Offering (1)		Number of Shares of Common Stock Being Offered		Beneficial Ownership of Common Stock After Registration Assuming All Shares Are Sold (#)
Name of Selling stockholder	Number	Percentage			Number	Percentage
Dr. Jason Morton	300,000(2)	*	200,000	(3)	100,000(2)	*
		Total	200,000

* Less than one percent (1%).

# Assumes the sale of all shares offered herein.
(1)	“Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The percentage is based upon 18,705,839 shares of our common stock outstanding as of January 28, 2021 (the “Date of Determination”).
(2)	Includes 100,000 shares of the Company’s common stock which may be issuable, at the option of Dr. Morton, in lieu of the $300,000 owed by the Company to Dr. Morton pursuant to the terms of the SPA on March 16, 2021, which amount may, at the option of Dr. Morton, within five days prior to the applicable due date, be converted into common stock of the Company at a conversion price of $3.00 per share, as such due date is within 60 days after the Date of Determination. Does not however include an additional 50,000 shares of common stock issuable which may be issuable, at the option of Dr. Morton, in lieu of the $150,000 owed by the Company to Dr. Morton pursuant to the terms of the SPA on April 15, 2021, which amount may, at the option of Dr. Morton, within five days prior to the applicable due date, be converted into common stock of the Company at a conversion price of $3.00 per share, as such due date is not within 60 days after the Date of Determination.
(3)	Represents shares of common stock issuable pursuant to the SPA, discussed in greater detail above under “Prospectus Summary—Stock Purchase Agreement”, beginning on page 7.

Description of Capital Stock

Description of Common Stock

We have authorized capital stock consisting of 500,000,000 shares of common stock, $0.00001 par value per share and 100,000,000 shares of preferred stock, $0.00001 par value per share. As of January 28, 2021, we had 18,705,839 shares of common stock outstanding, no shares of Series A Preferred Stock outstanding, 10,000,000 shares of Series B Preferred Stock outstanding, and 3,828,500 shares of Series B Preferred Stock outstanding.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our Articles of Incorporation (as amended) and our Bylaws (as amended), both of which have been filed with the SEC, and have been incorporated by reference as exhibits to the registration statement, of which this prospectus forms a part. The summary below is also qualified by provisions of applicable law.

Each share of our common stock is entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our board of directors. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any shares of our common stock subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of the Company, and after payment to our creditors and preferred stockholders, if any, our assets will be divided pro rata on a share-for-share basis among the holders of our common stock. Each share of our common stock is entitled to one vote on all stockholder matters. Shares of our common stock do not possess any cumulative voting rights.

The presence of the persons entitled to vote of 33 1/3% of the outstanding voting shares on a matter before the stockholders constitutes the quorum necessary for the consideration of the matter at a stockholders’ meeting.

Except as otherwise required by law, the Articles of Incorporation, or any certificate of designations, (i) at all meetings of stockholders for the election of directors, a plurality of votes cast are sufficient to elect such directors; (ii) any other action taken by stockholders are be valid and binding upon the Company if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, at a meeting at which a quorum is present, except that adoption, amendment or repeal of the Bylaws by stockholders requires the vote of a majority of the shares entitled to vote; and (iii) broker non-votes and abstentions are considered for purposes of establishing a quorum but not considered as votes cast for or against a proposal or director nominee. Each stockholder has one vote for every share of stock having voting rights registered in his or her name, except as otherwise provided in any preferred stock designation setting forth the right of preferred stock stockholders.

The common stock does not have cumulative voting rights, which means that the holders of 51% of the common stock voting for election of directors can elect 100% of our directors if they choose to do so.

Description of Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by our board of directors prior to the issuance of any shares thereof. Preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the board of directors prior to the issuance of any shares thereof.

The powers, preferences and relative, participating, optional and other special rights of each class or series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Series A Convertible Preferred Stock

The holders of record of shares of Series A Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders of the Company and are entitled to one hundred (100) votes for each share of Series A Preferred Stock. Each share of Series A Preferred Stock is redeemable at $1.00 per share. The Series A Preferred Stock is entitled to a 10% annual dividend, payable as, when and if, declared by the board of directors, payable on the first day of April, July, October and January.

Per the terms of the Amended and Restated Certificate of Designations relating to the Series A Preferred Stock, subject to the availability of authorized and unissued shares of Series A Preferred Stock, the holders of Series A Preferred Stock may, by written notice to the Company:

●	elect to convert all or any part of such holder’s shares of Series A Preferred Stock into common stock at a conversion rate of the lower of:
(a) $62.50 per share; or
(b) at the lowest price the Company has issued stock as part of a financing.
●	convert all or part of such holder’s shares (excluding any shares issued pursuant to conversion of unpaid dividends) into debt obligations of the Company, secured by a security interest in all of the assets of the Company and its subsidiaries, at a rate of $62.50 of debt for each share of Series A Preferred Stock.

In the event of any liquidation, dissolution or winding up of this Company, either voluntary or involuntary (any of the foregoing, a “liquidation”), holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Company to the holders of the common Stock or any other series of preferred stock by reason of their ownership thereof an amount per share equal to $1.00 for each share (as adjusted for any stock dividends, combinations or splits with respect to such shares) of Series A Preferred Stock held by each such holder, plus the amount of accrued and unpaid dividends thereon (whether or not declared) from the beginning of the dividend period in which the liquidation occurred to the date of liquidation. Additionally, each holder of Series A Preferred Stock holds a security interest in substantially all of our assets in order to secure our obligations in connection with such Series A Preferred Stock.

On July 9, 2013, the Company amended the Certificate of Designations for the Company’s Series A Preferred Stock to allow for conversion into Series C Preferred stock to grant to a holder of the Series A Preferred Stock the option to:

●           elect to convert all or any part of such holder’s shares of Series A Preferred Stock into shares of the Company’s Series C Convertible Preferred Stock, par value $0.00001 per share (which has since been withdrawn and is no longer designated), at a conversion rate of five (5) shares of Series A Preferred Stock for every one (1) share of Series C Preferred Stock; or to allow conversion into common stock at the lowest price the Company has issued stock as part of a financing to include all financings such as new debt and equity financing and stock issuances as well as existing debt conversions into stock.

On February 28, 2014, the Company’s Series A Preferred Stock stockholders agreed to authorize a change to the Certificate of Designations of the Series A Preferred Stock to lock the conversion price to the lower of (a) a fixed price of $2.50 per share; and (b) the lowest price the Company has issued stock as part of a financing after January 1, 2006.

Except for transfers to family members, or trusts for the benefit of Series A Preferred Stock holders, no holder of Series A Preferred Stock is able to transfer his/her/its shares of Series A Preferred Stock.

There are currently no shares of Series A Preferred Stock issued or outstanding.

Series B Convertible Preferred Stock

In connection with the Axion Exchange Agreement, Monaker filed a certificate of designation of its Series B Convertible Preferred Stock with the Secretary of State of Nevada on November 13, 2020, which was amended and restated by an amended and restated certificate of designation of its Series B Convertible Preferred Stock, filed with the Secretary of State of Nevada on January 8, 2021 (as amended and restated, the “Series B Designation”). The Series B Designation designated 10,000,000 shares of Series B Preferred Stock, $0.00001 par value per share (“Series B Preferred Stock”). The Series B Preferred Stock has the following rights:

Dividend Rights. The Series B Preferred Stock does not accrue dividends.

Liquidation Preference. The Series B Designation provides that the Series B Preferred Stock has a liquidation preference which is (a) pari passu with respect to the Company’s common stock and Series C Preferred Stock; and (b) junior to all current and future senior indebtedness of the Company. If the Company determines to liquidate, dissolve or wind-up its business and affairs, the Company will prior to or concurrently with the closing, effectuation or occurrence of any such action, pay the holders of the Series B Preferred Stock, pari passu with the holders of the Series C Preferred Stock and common stock, an amount equal to $0.9272121 per share, or $9,272,121 in aggregate.

Conversion Rights. Each share of Series B Preferred Stock is automatically convertible on the Approval Date (defined below), into 0.74177 shares of common stock. For the purposes of the following sentence:

●	“Approval Date” means the later of (a) the fifth business day after the approval by Monaker’s stockholders of the Axion Preferred Conversion; (b) the business day that the Company has affected a reverse stock split of its outstanding common stock subsequent to the approval by Monaker’s stockholders of the Axion Preferred Conversion, to the extent such reverse stock split is deemed necessary by a Majority In Interest (defined below); (c) the date that NASDAQ has approved the continued listing of the Company’s common stock on NASDAQ following the closing of the HotPlay Share Exchange; and (d) the closing of the HotPlay Share Exchange.

●	“Majority In Interest” means holders holding a majority of the then aggregate shares of Series B Preferred Stock issued and outstanding or the majority of the then aggregate shares of Series C Preferred Stock issued and outstanding, depending on which class of preferred stock holders are approving such matter.

Additionally, the maximum number of shares of common stock to be issued in connection with the conversion of all of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock shares (and upon conversion or exercise of any other securities required to be aggregated with the Series B Preferred Stock and Series C Preferred Stock shares pursuant to the applicable rules and requirements of NASDAQ), cannot exceed such number of shares of common stock that would violate applicable listing rules of NASDAQ in the event the Company’s stockholders do not approve the issuance of the common stock issuable in connection with such conversion.

Voting Rights. The Series B Preferred Stock have no voting rights on general matters to come before the stockholders of the Company; however, the Company is prohibited from undertaking any of the following actions without the approval of a Majority In Interest:

(a)        Increasing or decreasing (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock;

(b)        Re-issuing any shares of Series B Preferred Stock converted pursuant to the terms of the Series B Designation;

(c)        Effecting an exchange, reclassification, or cancellation of all or a part of the Series B Preferred Stock;

(d)        Effecting an exchange, or creating a right of exchange, of all or part of the shares of another class of shares into shares of Series B Preferred Stock;

(e)        Issuing any shares of Series B Preferred Stock other than pursuant to the Axion exchange agreement;

(f)        Altering or changing the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series; or

(g)       Amending or waiving any provision of the Company’s articles of incorporation or bylaws relative to the Series B Preferred Stock so as to affect adversely the shares of Series B Preferred Stock in any material respect as compared to holders of other series of shares.

Redemption Rights. The Series B Preferred Stock does not have any redemption rights.

Series C Convertible Preferred Stock

In connection with the Axion exchange agreement, Monaker filed a certificate of designation of its Series C Convertible Preferred Stock with the Secretary of State of Nevada on November 13, 2020 (the “Series C Designation”). The Series C Designation, which was approved by the Board of Directors of the Company on November 12, 2020, designates 3,828,500 shares of Series C Preferred Stock, $0.00001 par value per share of the Company (“Series C Preferred Stock”). The Series C Preferred Stock has the following rights:

Dividend Rights. The Series C Preferred Stock does not accrue dividends.

Liquidation Preference. The Series C Designation provides that the Series C Preferred Stock has a liquidation preference which is (a) pari passu with respect to the Company’s common stock and Series B Preferred Stock; and (b) junior to all current and future senior indebtedness of the Company. If the Company determines to liquidate, dissolve or wind-up its business and affairs, the Company will prior to or concurrently with the closing, effectuation or occurrence any such action, pay the holders of the Series C Preferred Stock, pari passu with the holders of the Series B Preferred Stock and common stock, an amount equal to $2.00 per share, or $7,657,000 in aggregate.

Conversion Rights. Each share of Series C Preferred Stock is automatically convertible on the Approval Date (defined and described above under “Series B Convertible Preferred Stock”), into one share of common stock (adjustable for stock splits and similar recapitalizations).

Additionally, the maximum number of shares of common stock to be issued in connection with the conversion of all of the outstanding shares of Series C Preferred Stock and Series B Preferred Stock shares (and upon conversion or exercise of any other securities required to be aggregated with the Series C Preferred Stock and Series B Preferred Stock shares pursuant to the applicable rules and requirements of NASDAQ), cannot exceed such number of shares of common stock that would violate applicable listing rules of NASDAQ in the event the Company’s stockholders do not approve the issuance of the common stock issuable in connection with such conversion.

Voting Rights. The Series C Preferred Stock have no voting rights on general matters to come before the stockholders of the Company; however, the Company is prohibited from undertaking any of the following actions without the approval of a Majority In Interest:

(a)        Increasing or decreasing (other than by redemption or conversion) the total number of authorized shares of Series C Preferred Stock;

(b)        Re-issuing any shares of Series C Preferred Stock converted pursuant to the terms of the Series C Designation;

(c)        Effecting an exchange, reclassification, or cancellation of all or a part of the Series C Preferred Stock;

(d)        Effecting an exchange, or creating a right of exchange, of all or part of the shares of another class of shares into shares of Series C Preferred Stock;

(e)        Issuing any shares of Series C Preferred Stock other than pursuant to the A&R Axion Exchange Agreement;

(f)         Altering or changing the rights, preferences or privileges of the shares of Series C Preferred Stock so as to affect adversely the shares of such series; or

(g)        Amending or waiving any provision of the Company’s articles of incorporation or bylaws relative to the Series C Preferred Stock so as to affect adversely the shares of Series C Preferred Stock in any material respect as compared to holders of other series of shares.

Redemption Rights. The Series C Preferred Stock does not have any redemption rights.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Colonial Stock Transfer Co, Inc.

NASDAQ Capital Market

Our common stock is listed on the NASDAQ Capital Market under the symbol “MKGI.”

Anti-Takeover Provisions Under the Nevada Revised Statutes

Certain provisions of Nevada law, and our Articles of Incorporation and our Bylaws, each as amended and subject, where applicable as described below, our opting out of certain provisions of Nevada law, contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Business Combinations

Sections 78.411 to 78.444 of the Nevada revised statues (the “NRS”) prohibit a Nevada corporation from engaging in a “combination” with an “interested stockholder” for three years following the date that such person becomes an interested stockholder and place certain restrictions on such combinations even after the expiration of the three-year period. With certain exceptions, an interested stockholder is a person or group that owns 10% or more of the corporation’s outstanding voting power (including stock with respect to which the person has voting rights and any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding or upon the exercise of conversion or exchange rights) or is an affiliate or associate of the corporation and was the owner of 10% or more of such voting stock at any time within the previous three years.

A Nevada corporation may elect not to be governed by Sections 78.411 to 78.444 by a provision in its Articles of Incorporation. We have such a provision in our Articles of Incorporation, as amended, pursuant to which we have elected to opt out of Sections 78.411 to 78.444; therefore, these sections do not apply to us.

Control Shares

Nevada law also seeks to impede “unfriendly” corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other stockholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a “controlling interest” in the corporation, defined as one-fifth or more of the voting power. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. We have no provision in our Articles of Incorporation pursuant to which we have elected to opt out of Sections 78.378 to 78.3793; therefore, these sections do not apply to us.

Removal of Directors

Section 78.335 of the NRS provides that 2/3rds of the voting power of the issued and outstanding shares of the Company are required to remove a director from office. As such, it may be more difficult for stockholders to remove directors due to the fact the NRS requires greater than majority approval of the stockholders for such removal.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock pursuant to our Articles of Incorporation, as amended, will make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

Plan of Distribution

We are registering for resale by the selling stockholder and certain transferees a total of 200,000 shares of common stock, held by the selling stockholder named herein. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock. If the shares of common stock are sold through broker-dealers or agents, the selling stockholder will be responsible for any compensation to such broker-dealers or agents.

The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock owned by him and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus.

The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder will sell his shares of common stock subject to the following:

●	all or a portion of the shares of common stock beneficially owned by the selling stockholder or his perspective pledgees, donees, transferees or successors in interest, may be sold on the over-the-counter market, any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, in the over-the counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in a combination of such transactions;
●	each sale may be made at market price prevailing at the time of such sale, at negotiated prices, at fixed prices or at carrying prices determined at the time of sale;

●	some or all of the shares of common stock may be sold through one or more broker-dealers or agents and may involve crosses, block transactions or hedging transactions. The selling stockholder may enter into hedging transactions with broker-dealers or agents, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock to close out short positions or loan or pledge shares of common stock to broker-dealers or agents that in turn may sell such shares; and

●	in connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and may receive commissions from the purchasers of the shares of common stock for whom they act as broker-dealer or agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transaction involved). Any broker-dealer or agent participating in any such sale may be deemed to be an “underwriter” within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any shares of common stock from or through such broker-dealer or agent. We have been advised that, as of the date hereof, none of the selling stockholder have made any arrangements with any broker-dealer or agent for the sale of their shares of common stock.

The selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profits realized by the selling stockholder and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholder may also transfer, devise or gift the shares of common stock by other means not covered in this prospectus in which case the transferee, devisee or giftee will be the selling stockholder under this prospectus.

If required at the time a particular offering of the shares of common stock is made, a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will bear all expenses of the registration of the shares of common stock registered herein, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with the state securities of “blue sky” laws. The selling stockholder will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholder, if any. Once sold under this registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Experts

The consolidated balance sheets of the Company as of February 29, 2020 and February 28, 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, appearing in the Company’s Annual Report on Form 10-K for the year ended February 29, 2020, have been audited by Thayer O’Neal Company, LLC, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, any interest, directly or indirectly, in our Company or any of our parents or subsidiaries, nor was any such person connected with us or any of our parents or subsidiaries, if any, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

 Legal Matters

The McGeary Law Firm, P.C., Bedford, Texas, will issue an opinion with respect to the validity of the shares of common stock offered hereby.

Where You Can Find More Information

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the “Stock Info” page of our website at www.monakergroup.com. Information on our web site is not a part of this prospectus, and we do not desire to incorporate by reference such information herein. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC like us. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

This prospectus is part of a registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement. You should rely only on the information contained or incorporated by reference in this prospectus and any supplement or amendment hereto. We have not authorized anyone to provide you with information different from that contained in this prospectus. The securities offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, and any free writing prospectus, is accurate only as of the date of this prospectus and any such free writing prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, or any sale of the securities.

This prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares offered hereby, reference is hereby made to the registration statement. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus from the date on which we file that document. Any reports filed by us with the SEC (i) on or after the date of filing of the registration statement and (ii) on or after the date of this prospectus and before the termination of the offering of the securities by means of this prospectus will automatically update and, where applicable, supersede information contained in this prospectus or incorporated by reference into this prospectus.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the registration statement of which this prospectus forms a part, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:

●	Our Annual Report on Form 10-K and Amendment No. 1 thereto on Form 10-K/A, for the fiscal year ended February 29, 2020, filed with the SEC on May 29, 2020 and June 25, 2020, respectively,

●	our Quarterly Report on Form 10-Q for the quarter ended May 31, 2020, filed with the SEC on July 13, 2020; our Quarterly Report on Form 10-Q for the quarter ended August 31, 2020, filed with the SEC on October 15, 2020; and our Quarterly Report on Form 10-Q for the quarter ended November 30, 2020, filed with the SEC on January 19, 2021;

●	Our Current Reports on Form 8-K and Form 8-K/A (other than information furnished rather than filed) filed with the SEC on March 17, 2020; March 30; 2020; April 9, 2020; April 29, 2020; May 13, 2020; June 12, 2020; July 8, 2020; July 23, 2020; July 27, 2020; September 8, 2020; September 24, 2020; October 1, 2020; October 5, 2020; October 29, 2020; November 6, 2020; November 18, 2020; November 19, 2020; November 27, 2020; December 14, 2020; December 18, 2020; December 31, 2020; January 7, 2021; January 11, 2021; January 11, 2021; and January 13, 2021; and

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on January 11, 2021; and

●	The description of our common stock contained in our Registration Statement on Form S-1 (File No. 333-220619), as originally filed with the SEC on September 25, 2017, including any amendment or report filed for the purpose of updating such description.

These documents contain important information about us, our business and our financial condition. Copies of documents incorporated by reference, excluding exhibits except to the extent such exhibits are specifically incorporated by reference, are available from us without charge, upon oral or written request to:

Monaker Group, Inc.

2893 Executive Park Drive, Suite 201

Weston, Florida 33331

Attn: Sirapop ‘Kent’ Taepakdee, Secretary

Phone: (954) 888-9779

Fax: (954) 888-9082

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act or the Exchange Act, excluding any information in those documents that are deemed by the rules of the SEC to be furnished but not filed, after the date of this prospectus and before the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

We maintain an Internet website at www.monakergroup.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

MONAKER GROUP, INC.

200,000 Shares of Common Stock

PROSPECTUS

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Description	Amount to be Paid

Filing Fee - Securities and Exchange Commission	$50.40
Attorney’s fees and expenses	25,000.00	*
Accountant’s fees and expenses	15,000.00	*
Transfer agent's and registrar fees and expenses	5,000.00	*
Printing and engraving expenses	7,500.00	*
Miscellaneous expenses	5,000.00	*

Total	$57,550.40	*

*      Estimated expenses, if any, not presently known.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As authorized by Section 78.751 of the Nevada Revised Statutes, we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at our request as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

Additionally, our Bylaws, as amended and restated (“Bylaws”), state that we shall indemnify every (i) present or former director, advisory director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an “Indemnitee”).

Our Bylaws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as a defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Except as provided above, the Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s official capacity, or (b) found liable to us. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall include, without limitation, all court costs and all fees and disbursements of attorneys’ fees for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

Neither our Bylaws nor our Articles of Incorporation include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits Pursuant to Item 601 of Regulation S-K:

			Incorporated By Reference
Exhibit No.	Description	Furnished or Filed Herewith	Form	Exhibit	Filing Date	File No.
1.1	Underwriting Agreement dated as of April 25, 2019 by and between the Company and Roth Capital Partners, LLC, as representative of the several underwriters		8-K	1.1	4/25/2019	001-38402
1.2	Placement Agency Agreement, dated July 24, 2020 between the Company and Kingswood Capital Markets, division of Benchmark Investments, Inc.		8-K	1.1	7/27/2020	001-38402
1.3	Underwriting Agreement, dated December 28, 2020, by and between Monaker Group, Inc., Kingswood Capital Markets, division of Benchmark Investments, Inc. and Aegis Capital Corp.		8-K	1.1	12/31/2020	001-38402
2.1+	Intellectual Property Purchase Agreement by and between Monaker Group, Inc., as Buyer and IDS Inc., as Seller, dated August 15, 2019		8-K	2.1	8/22/2019	001-38402

			Incorporated By Reference
Exhibit No.	Description	Furnished or Filed Herewith	Form	Exhibit	Filing Date	File No.
2.2+	Share Exchange Agreement by and among Monaker Group, Inc., HotPlay Enterprise Limited and the Stockholders of HotPlay Enterprise Limited, dated as of July 21, 2020		8-K	2.1	7/23/2020	001-38402
2.3	First Amendment to Share Exchange Agreement by and among Monaker Group, Inc., HotPlay Enterprise Limited and the Stockholders of HotPlay Enterprise Limited, entered into October 28, 2020, and dated as of October 23, 2020		8-K	2.2	10/29/2020	001-38402
2.4	Second Amendment to Share Exchange Agreement by and among Monaker Group, Inc., HotPlay Enterprise Limited and the Stockholders of HotPlay Enterprise Limited, dated November 12, 2020		8-K	2.3	11/18/2020	001-38402
2.5	Third Amendment to Share Exchange Agreement by and among Monaker Group, Inc., HotPlay Enterprise Limited and the Stockholders of HotPlay Enterprise Limited, dated January 6, 2021		8-K	2.4	1/11/2021	001-38402
2.6+	Share Exchange Agreement by and among Monaker Group, Inc. and the Stockholders Holding Shares or Debt of Axion Ventures, Inc., dated as of July 21, 2020		8-K	2.2	7/23/2020	001-38402
2.7	First Amendment to Share Exchange Agreement by and among Monaker Group, Inc., HotPlay Enterprise Limited and the Stockholders of HotPlay Enterprise Limited, entered into October 28, 2020, and dated as of October 23, 2020		8-K	2.4	10/29/2020	001-38402
2.8+	Amended and Restated Share Exchange Agreement by and among Monaker Group, Inc. and the Stockholders Holding Shares or Debt of Axion Ventures, Inc., dated as of November 12, 2020		8-K	2.6	11/18/2020	001-38402
2.9	Stock Purchase Agreement dated November 2, 2020, by and between Dr. Jason Morton (seller), Monaker Group, Inc. (purchaser), and Longroot, Inc., for certain limited purposes		8-K	2.1	11/19/2020	001-38402
2.10	December 11, 2020 Letter Agreement between Monaker Group, Inc. and Dr. Jason Morton relating to the November 2, 2020 Stock Purchase Agreement		8-K	2.2	12/18/2020	001-38402
2.11	First Amendment to Amended and Restated Share Exchange Agreement by and among Monaker Group, Inc. and the Stockholders Holding Shares or Debt of Axion Ventures, Inc., dated as of January 6, 2021		8-K	2.7	1/11/2021	001-38402

			Incorporated By Reference
Exhibit No.	Description	Furnished or Filed Herewith	Form	Exhibit	Filing Date	File No.
3.1	Articles of Incorporation of Maximum Exploration Corporation		SB-2	3.1	8/14/2006	333-136630
3.2	Certificate of Amendment to Articles of Incorporation (changing name to Next 1 Interactive, Inc. and increasing authorized shares)		S-1/A	3.1.2	3/12/2009	333-154177
3.3	Certificate of Amendment to Articles of Incorporation (increasing authorized shares)		S-1	3.3	9/25/2017	333-220619
3.4	Certificate of Amendment to Articles of Incorporation (increasing authorized shares)		S-1	3.4	9/25/2017	333-220619
3.5	Certificate of Change Filed Pursuant to NRS 78.209		8-K	3.1	5/21/2012	000-52669
3.6	Certificate of Amendment to Articles of Incorporation (increasing authorized shares)		S-1	3.6	9/25/2017	333-220619
3.7	Amendment to the Articles of Incorporation of Next 1 Interactive, Inc. changing its name to Monaker Group, Inc. and affect a 1-for-50 reverse stock split		8-K	3.1	6/26/2015	000-52669
3.8	Amended and Restated Certificate of Designations of Series A 10% Cumulative Convertible Preferred Stock of Next 1 Interactive, Inc.		8-K	3.1	7/9/2013	000-52669
3.9	Amendment to Certificate of Designation of Series A 10% Cumulative Convertible Preferred Stock, filed with the Secretary of State of Nevada on October 22, 2009		S-1	3.6	9/23/2016	333-213753
3.1	Certificate of Withdrawal of Certificate of Designation of Series B Convertible Preferred Stock filed with the Secretary of State of Nevada on September 22, 2017		8-K	3.1	9/25/2017	000-52669
3.11	Certificate of Withdrawal of Certificate of Designation of Series C Convertible Preferred Stock filed with the Secretary of State of Nevada on September 22, 2017		8-K	3.2	9/25/2017	000-52669
3.12	Certificate of Withdrawal of Certificate of Designation of Series D Convertible Preferred Stock filed with the Secretary of State of Nevada on September 22, 2017		8-K	3.3	9/25/2017	000-52669
3.13	Certificate of Amendment to Articles of Incorporation (1-for-2.5 Reverse Stock Split of Common Stock) filed with the Nevada Secretary of State on February 8, 2018 and effective on February 12, 2018		8-K	3.1	2/12/2018	000-52669
3.14	Certificate of Designation of Monaker Group, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series B Convertible Preferred Stock as filed with the Secretary of State of Nevada on November 13, 2020		8-K	3.1	11/18/2020	001-38402

			Incorporated By Reference
Exhibit No.	Description	Furnished or Filed Herewith	Form	Exhibit	Filing Date	File No.
3.15	Certificate of Designation of Monaker Group, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series C Convertible Preferred Stock as filed with the Secretary of State of Nevada on November 13, 2020		8-K	3.2	11/18/2020	001-38402
3.16	Amended and Restated Certificate of Designation of Monaker Group, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series B Convertible Preferred Stock as filed with the Secretary of State of Nevada on January 8, 2021		8-K	3.1	1/11/2021	001-38402
3.17	Operating Agreement of NextTrip Holdings, LLC		8-K	3.1	1/13/2021	001-38402
3.18	Amended and Restated Bylaws of Monaker Group, Inc., effective July 27, 2017		8-K	3.1	8/1/2017	000-52669
5.1*	Opinion and consent of The McGeary Law Firm, P.C. re: the legality of the securities being registered	X
10.1	Form of Orange and Charcoal January 26, 2017 Warrants to Purchase Common Stock		8-K	10.4	2/8/2017	000-52669
10.2	Form of Subscription Agreement for Units (February and March 2017)		8-K	10.1	3/10/2017	000-52669
10.3	Form of Warrant (February and March 2017 Subscriptions)		8-K	10.2	3/10/2017	000-52669
10.4	$750,000 Promissory Note dated May 16, 2016, between Crystal Falls Investments, LLC as borrower and the Company as Lender		10-K	10.35	2/28/2017	000-52669
10.5	Form of Purchase Agreement, dated July 31, 2017		8-K	10.1	8/1/2017	000-52669
10.6	Form of Addendum to Purchase Agreement, dated July 31, 2017		8-K	10.3	8/1/2017	000-52669
10.7	Purchase Agreement dated August 31, 2017, between Bettwork Industries Inc., as Purchaser and Monaker Group, Inc., as Seller		8-K	10.2	9/5/2017	000-52669
10.8	$2.9 million Secured Convertible Promissory Note dated August 31, 2017, by Bettwork Industries Inc., as borrower in favor of Monaker Group, Inc., as payee		8-K	10.3	9/5/2017	000-52669
10.9	Assignment and Novation Agreement dated and effective August 31, 2017, by and between Monaker Group, Inc., Crystal Falls Investments, LLC, and Bettwork Industries Inc.		8-K	10.4	9/5/2017	000-52669
10.10	December 22, 2017, Settlement Agreement by and between Monaker Group, Inc., RealBiz Media Group, Inc., NestBuilder.com Corp. and American Stock Transfer & Trust Company, LLC		8-K	10.1	1/5/2018	000-52669

			Incorporated By Reference
Exhibit No.	Description	Furnished or Filed Herewith	Form	Exhibit	Filing Date	File No.
10.11	First Amendment to Warrant dated January 10, 2018, by and between Monaker Group, Inc. and Pacific Grove Capital LP		8-K	10.1	1/16/2018	000-52669
10.12	First Amendment to Warrant dated March 1, 2018, by and between Monaker Group, Inc. and Pacific Grove Capital LP		8-K	10.1	3/5/2018	001-38402
10.13	First Amendment to Purchase Agreement dated May 31, 2018, by and between Monaker Group, Inc., and A-Tech LLC		8-K	10.3	6/6/2018	001-38402
10.14	$1.6 Million Secured Convertible Promissory Note owed by Bettwork Industries Inc. to Monaker Group, Inc.		8-K	10.5	6/6/2018	001-38402
10.15	Debt Conversion Agreement Between Monaker Group, Inc. and Bettwork Industries Inc. dated July 3, 2018		8-K	10.1	7/6/2018	001-38402
10.16	Form of Common Stock Purchase Warrant to be provided to each investor (September 2018)		8-K	4.1	10/2/2018	001-38402
10.17	$300,000 Promissory Note dated July 27, 2018, entered into by Monaker Group, Inc. in favor of the Donald P. Monaco Insurance Trust		8-K	10.1	8/2/2018	001-38402
10.18	$1.2 Million Line of Credit with Republic Bank, Inc. dated September 28, 2018		8-K	10.1	10/2/2018	001-38402
10.19	Form of Securities Purchase Agreement dated September 28, 2018, by and between the Company and each investor		8-K	10.2	10/2/2018	001-38402
10.20***	Employment Agreement dated October 31, 2018, by and between Monaker Group, Inc. and William Kerby		8-K	10.1	11/2/2018	001-38402
10.21***	Guaranty Compensation Agreement dated October 31, 2018, by and between Monaker Group, Inc. and Donald P. Monaco		8-K	10.2	11/2/2018	001-38402
10.22***	Stock Purchase Agreement between Monaker Group, Inc. and the Donald P. Monaco Insurance Trust, dated November 29, 2018, relating to the sale of Bettwork Industries Inc. common stock		8-K	10.2	12/6/2018	001-38402
10.23***	Stock Purchase Agreement between Monaker Group, Inc. and Charcoal Investment Ltd, dated December 6, 2018, relating to the sale of Bettwork Industries Inc. common stock		8-K	10.2	12/6/2018	001-38402
10.24	Amended Promissory Note in the amount of $230,000, by Bettwork industries Inc., as borrower and Monaker Group, Inc., as lender, dated October 19, 2018		10-Q	10.13	11/30/2018	001-38402
10.25	Form of First Amendment to Securities Purchase Agreement and Warrants dated January 15, 2019, by and between Monaker Group, Inc. and the investors party thereto		10-Q	10.14	11/30/2018	001-38402

			Incorporated By Reference
Exhibit No.	Description	Furnished or Filed Herewith	Form	Exhibit	Filing Date	File No.
10.26***	Monaker Group, Inc. 2017 Equity Incentive Plan - Form of Stock Incentive Plan Stock Option Award		S-8	4.2	1/25/2019	333-229370
10.27***	Monaker Group, Inc. 2017 Equity Incentive Plan - Form of Stock Incentive Plan Restricted Stock Grant Agreement		S-8	4.3	1/25/2019	333-229370
10.28***	$700,000 Promissory Note dated February 4, 2019, entered into by Monaker Group, Inc. in favor of the Donald P. Monaco Insurance Trust		8-K	10.1	2/5/2019	001-38402
10.29***	First Amendment to Warrant dated March 5, 2019, by and between Monaker Group, Inc. and the Donald P. Monaco Insurance Trust		8-K	10.1	3/6/2019	001-38402
10.30	First Amendment to Amended Promissory Note in the original amount of $230,000, by Bettwork industries Inc., as borrower and Monaker Group, Inc., as lender, dated March 12, 2019 and effective February 28, 2019		8-K	10.2	3/15/2019	001-38402
10.31***	$125,000 Promissory Note dated April 3, 2019, entered into by Monaker Group, Inc. in favor of William Kerby		8-K	10.1	4/4/2019	001-38402
10.32	Inducement Agreement entered into between Monaker Group, Inc. and Verus International, Inc., dated April 10, 2019 and effective February 8, 2019		8-K	10.1	4/11/2019	001-38402
10.33***	Amended and Restated Monaker Group, Inc. 2017 Equity Incentive Plan		8-K	10.1	8/19/2019	001-38402
10.34#	Asset Management Services Agreement by and between TD Assets Holding, LLC, as Operator, and Monaker Group, Inc., as Owner, dated August 15, 2019		8-K	10.1	8/22/2019	001-38402
10.35	Commercial Debt Modification Agreement with Republic Bank dated September 16, 2019		10-Q	10.3	10/15/2019	001-38402
10.36	Second Amendment to Amended Promissory Note in the original amount of $230,000, by Bettwork industries Inc., as borrower and Monaker Group, Inc., as lender, dated October 10, 2019 and effective August 31, 2019		10-Q	10.4	10/15/2019	001-38402
10.37***	Stock Purchase Agreement between Monaker Group, Inc. and Monaco Investment Partners, LP, dated October 29, 2019, relating to the sale of Verus International, Inc. Series A Convertible Preferred Stock		8-K	10.1	11/4/2019	001-38402
10.38***	Stock Purchase Agreement between Monaker Group, Inc. and William Kerby, dated October 29, 2019, relating to the sale of Verus International, Inc. Series A Convertible Preferred Stock		8-K	10.2	11/4/2019	001-38402

			Incorporated By Reference
Exhibit No.	Description	Furnished or Filed Herewith	Form	Exhibit	Filing Date	File No.
10.39***	Stock Purchase Agreement between Monaker Group, Inc. and Simon Orange, dated October 29, 2019, relating to the sale of Verus International, Inc. Series A Convertible Preferred Stock		8-K	10.3	11/4/2019	001-38402
10.40***	$25,000 Promissory Note dated October 29, 2019, entered into by Monaker Group, Inc. in favor of Pasquale LaVecchia		8-K	10.4	11/4/2019	001-38402
10.41***	$150,000 Promissory Note dated October 29, 2019, entered into by Monaker Group, Inc. in favor of Robert J. Mendola, Jr.		8-K	10.5	11/4/2019	001-38402
10.42***	$2,700,000 Amended and Restated Promissory Note dated December 9, 2019, entered into by Monaker Group, Inc. and the Donald P. Monaco Insurance Trust		10-Q	10.1	12/9/2019	001-38402
10.43	Business Loan Agreement dated January 7, 2020, by and between Monaker Group, Inc. and National Bank of Commerce, formerly Republic Bank, Inc.		10-Q	10.11	01/13/2020	001-38402
10.44	$1,200,000 Promissory Note payable by Monaker Group, Inc. to National Bank of Commerce		8-K	10.12	01/13/2020	001-38402
10.45***	Stock Purchase Agreement between Monaker Group, Inc. and William Kerby, dated January 22, 2020, relating to the sale of Verus International, Inc. Series A Convertible Preferred Stock		8-K	10.1	1/23/2020	001-38402
10.46***	First Amendment to Amended and Restated Promissory Note dated January 29, 2020, by and between Monaker Group, Inc. and the Donald P. Monaco Insurance Trust		8-K	10.2	1/31/2020	001-38402
10.47***	Second Amendment to Amended and Restated Promissory Note dated March 27, 2020, by and between Monaker Group, Inc. and the Donald P. Monaco Insurance Trust		8-K	10.3	3/30/2020	001-38402
10.48***	First Amendment to Promissory Note ($25,000) dated January 29, 2020, by and between Monaker Group, Inc. and Pasquale LaVecchia		8-K	10.4	1/31/2020	001-38402
10.49***	Second Amendment to Promissory Note ($25,000) dated March 27, 2020, by and between Monaker Group, Inc. and Pasquale LaVecchia		8-K	10.3	3/30/2020	001-38402
10.50***	First Amendment to Promissory Note ($150,000) dated January 29, 2020, by and between Monaker Group, Inc. and Robert J. Mendola, Jr.		8-K	10.6	1/31/2020	001-38402
10.51***	Second Amendment to Promissory Note ($150,000) dated March 27, 2020, by and between Monaker Group, Inc. and Robert J. Mendola, Jr.		8-K	10.9	3/30/2020	001-38402

			Incorporated By Reference
Exhibit No.	Description	Furnished or Filed Herewith	Form	Exhibit	Filing Date	File No.
10.52+	Note Purchase Agreement dated April 3, 2020, by and between Monaker Group, Inc. and Iliad Research and Trading, L.P.		8-K	10.1	4/9/2020	001-38402
10.53	$895,000 Secured Promissory Note dated April 3, 2020 evidencing amounts owed by Monaker Group, Inc. to Iliad Research and Trading, L.P.		8-K	10.2	4/9/2020	001-38402
10.54	Security Agreement dated April 3, 2020 by Monaker Group, Inc. in favor of Iliad Research and Trading, L.P.		8-K	10.3	4/9/2020	001-38402
10.55	$1,200,000 Promissory Note payable by Monaker Group, Inc. to National Bank of Commerce dated May 7, 2020		8-K	10.1	5/13/2020	001-38402
10.56	$176,534 U.S. Small Business Administration Paycheck Protection Plan Note dated May 8, 2020		8-K	10.2	5/13/2020	001-38402
10.57#***	Employment Agreement dated January 30, 2020 by and between Monaker Group, Inc. and Sirapop “Kent” Taepakdee		10-Q	10.61	5/29/2020	001-38402
10.58#***	Employment Agreement dated January 30, 2020 by and between Monaker Group, Inc. and Timothy Sikora		10-Q	10.62	5/29/2020	001-38402
10.59	First Amendment to Promissory Note dated April 16, 2020 and effective April 14, 2020, between Monaker Group, Inc. and Crystal Falls Investments LLC		10-Q	10.11	7/13/2020	001-38402
10.60	Form of Share Purchase Agreement, dated July 24, 2020, by and between the Company and the Purchaser thereunder		8-K	10.1	7/27/2020	001-38402
10.61	$300,000 Convertible Note by and among Monaker Group, Inc. and HotPlay Enterprise Limited, dated as of September 1, 2020		8-K	10.1	9/8/2020	001-38402
10.62	$700,000 Convertible Note by and among Monaker Group, Inc. and HotPlay Enterprise Limited, effective as of September 18, 2020		8-K	10.1	9/24/2020	001-38402
10.63	$1,000,000 Convertible Note by and among Monaker Group, Inc. and HotPlay Enterprise Limited, effective as of September 30, 2020		8-K	10.1	10/1/2020	001-38402
10.64	Second Amendment to Promissory Note dated September 15, 2020 and effective August 14, 2020, between Monaker Group, Inc. and Crystal Falls Investments LLC		10-Q	10.16	10/15/2020	001-38402
10.65	$400,000 Convertible Note by and among Monaker Group, Inc. and HotPlay Enterprise Limited, effective as of November 3, 2020		8-K	10.1	11/6/2020	001-38402
10.66***	Third Amendment to Amended and Restated Promissory Note dated November 6, 2020, by and between Monaker Group, Inc. and the Donald P. Monaco Insurance Trust		8-K	10.5	11/6/2020	001-38402

			Incorporated By Reference
Exhibit No.	Description	Furnished or Filed Herewith	Form	Exhibit	Filing Date	File No.
10.67	Common Stock Purchase Warrant dated November 16, 2020 (exercisable upon certain events for 1,914,250 shares of common stock and granted to Cern One Limited)		8-K	10.1	11/18/2020	001-38402
10.68***	Fourth Amendment to Amended and Restated Promissory Note dated November 16, 2020, by and between Monaker Group, Inc. and the Donald P. Monaco Insurance Trust		8-K	10.5	11/19/2020	001-38402
10.69+	Note Purchase Agreement dated November 23, 2020, by and between Monaker Group, Inc. and Streeterville Capital, LLC		8-K	10.1	11/27/2020	001-38402
10.70+	$5,520,000 Secured Promissory Note dated November 23, 2020, evidencing amounts owed by Monaker Group, Inc. to Streeterville Capital, LLC		8-K	10.2	11/27/2020	001-38402
10.71	$1,500,000 Investor Note dated November 23, 2020, evidencing amounts owed by Streeterville Capital, LLC to Monaker Group, Inc.		8-K	10.3	11/27/2020	001-38402
10.72	Security Agreement dated November 23, 2020, by Monaker Group, Inc. in favor of Streeterville Capital, LLC		8-K	10.4	11/27/2020	001-38402
10.73	$100,000 Convertible Note by and among Monaker Group, Inc. and HotPlay Enterprise Limited, effective as of November 24, 2020		8-K	10.5	11/27/2020	001-38402
10.74	$350,000 Convertible Note by and among Monaker Group, Inc. and HotPlay Enterprise Limited, executed December 14, 2020 and effective as of December 11, 2020		8-K	10.1	12/14/2020	001-38402
10.75***	Form of Lock-Up Agreement (December 2020 Offering)		8-K	10.1	12/31/2020	001-38402
10.76	$150,000 Convertible Note by and among Monaker Group, Inc. and HotPlay Enterprise Limited, dated January 6, 2021		8-K	10.1	1/7/2020	001-38402
10.77	Subsidiary Formation and Funding Agreement dated and effective January 12, 2021, by and between Monaker Group, Inc., NextTrip Group, LLC, HotPlay Enterprise Limited, and the stockholders of HotPlay		8-K	10.1	1/13/2020	001-38402
10.78+@	Founding Investment and Subscription Agreement dated January 15, 2021, by and between Monaker Group, Inc., Jan C. Reinhart, and Reinhart Interactive IV AG		10-Q	10.30	1/19/2021	001-38402
10.79+	Founding Shareholders’ Agreement dated January 15, 2021, by and between Monaker Group, Inc., Jan C. Reinhart, certain other shareholders of Reinhart Interactive IV AG, certain directors of Reinhart Interactive IV AG and Reinhart Interactive IV AG		10-Q	10.31	1/19/2021	001-38402

Incorporated By Reference
Exhibit No.	Description	Furnished or Filed Herewith	Form	Exhibit	Filing Date	File No.
23.1*	Consent of Thayer O’Neal Company, LLC	X
23.2*	Consent of The McGeary Law Firm, P.C. (included in Exhibit 5.1)	X
24.1	Power of Attorney (included on signature page of this Registration Statement)	X

*	Filed herewith.

***	Indicates a management contract or any compensatory plan, contract or arrangement.

+ Certain schedules, exhibits, annexes and similar attachments have been omitted pursuant to Item 601(a)(5) and/or Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Monaker Group, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

# Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

@ Certain information has been redacted from the exhibit pursuant to Item 601(a)(6) of Regulation S-K (and replaced with #’s) as the disclosure of such information would constitute a clearly unwarranted invasion of personal privacy. A copy of any omitted information will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Monaker Group, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any information so furnished.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (i)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) of this chapter that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

 (ii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Weston, Florida, on January 29, 2021.

MONAKER GROUP, INC.

/s/ William Kerby
William Kerby
Chief Executive Officer and Chairman
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Kerby and Sirapop “Kent” Taepakdee (the “Proxies”) or any one of them, with full power of substitution and re-substitution for him and in his name, place and stead, to act in the absence of the other, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ William Kerby	Chief Executive Officer and Director	January 29, 2021
William Kerby	(Principal Executive Officer)

/s/ Sirapop “Kent” Taepakdee	Chief Financial Officer, Treasurer and Secretary	January 29, 2021
Sirapop “Kent” Taepakdee	(Principal Financial and Accounting Officer)

/s/ Pasquale “Pat” LaVecchia	Director	January 29, 2021
Pasquale “Pat” LaVecchia

/s/ Donald P. Monaco	Director	January 29, 2021
Donald P. Monaco

/s/ Doug Checkeris	Director	January 29, 2021
Doug Checkeris

/s/ Simon Orange	Director	January 29, 2021
Simon Orange

/s/ Rupert Duchesne	Director	January 29, 2021
Rupert Duchesne

/s/ Robert “Jamie” Mendola, Jr.	Director	January 29, 2021
Robert “Jamie” Mendola, Jr.

/s/ Alexandra C. Zubko	Director	January 29, 2021
Alexandra C. Zubko